Exhibit 99.1

MERCANTILE BANCORP DECLARES INCREASED QUARTERLY DIVIDEND,
ANNOUNCES CHANGE IN DIVIDEND POLICY

Year End Dividend Being Folded Into Regular Quarterly Payments
Indicated Annual Dividend Rate Increases By 6.7 Percent

Quincy Illinois, February 21, 2006 - Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its board of directors declared a quarterly cash dividend of 24 cents per share at its regular meeting on February 20.  The dividend is payable on March 15 to shareholders of record at the close of business on March 1, 2006. The amount of the dividend represents a departure from the company’s previous dividend policy.

Commenting on the change, Dan S. Dugan, president and chief executive officer said “The new quarterly cash dividend rate includes the effect of a change in the company’s dividend policy.  We have previously paid a small quarterly dividend and a larger, special year-end dividend, the amount of which was based on our financial results for the entire year.  However, the board considers the matter of dividends on a quarterly basis.

“After taking into consideration the company’s growth and its strong and steady financial performance, the board determined it was preferable to pay out earnings sooner and on a more consistent schedule.  This way, shareholders will no longer need to wait until year-end to receive the majority of their dividends.  Although the board’s decisions on the timing and amount of quarterly dividends is ultimately based on its assessment of the company’s financial performance, it is intended that shareholders will receive four regular quarterly payments.”

Dugan noted the new indicated annual dividend rate of 96 cents per share represents a 6.7 percent increase over the total of 90 cents paid last year.  “It is important to bear in mind that the new annual rate is only an estimate and not a guarantee.  The board is, however, committed to increasing shareholder value.  The increase in our dividend rate is one means through which increased value is being delivered.”

        Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

        This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.